Exhibit 99.1

ECD Auto Design Announces Full Year 2023 Financial Results

2023 Revenue increased 22.5% compared to 2022

Company Reiterates 2024 Revenue Expectation of $33 Million, a 118% Increase Over 2023

KISSIMMEE, FL/PRNewswire/May 3, 2024 / ECD Auto Design (Nasdaq:ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types, and Ford Mustangs, announced today its financial results for the year ended December 31, 2023.

Business Highlights

●	Revenue of $15.1 million for the full year 2023, an increase of 22.5% over the prior year period.

●	Gross profit of $4.2 million for the full year 2023, an increase of 150% over the prior year period.

●	Net income of $(1.6) million for the full year 2023, compared to $(1.4) million in 2022.

●	Adjusted EBITDA of $1.1 million for the full year 2023, compared to $(1.3) million in 2022.

●	Recently completed acquisition of certain assets of Brand New Muscle Car, providing an opportunity to introduce classic American muscle cars to its product line up

●	Reiterates 2024 revenue guidance of at least $33 million for the full year, a 118% increase compared to 2022

Management Commentary

Scott Wallace, CEO & Founder, commented on the year’s results, “2023 was a key period in ECD’s history with the Company beginning trading on the Nasdaq exchange in December. Over the course of our Company’s history, we have built over 500 custom cars and generated over $84 million in lifetime revenues. Our 100,000 square foot manufacturing facility currently has 2 production lines running and we are working to finalize our third production line to focus on classic Ford Mustangs following our recent acquisition of assets from Brand New Muscle Car. We can scale our existing footprint to maximize the business model while also looking at growth opportunities in the larger classic car ecosystem. We have continuously operated the Company to produce positive cash flow and will continue a disciplined approach to capital allocation whether those growth opportunities are organic or inorganic.

“ECD has three powerful paths toward profitable growth: maximizing production efficiency, consolidating the luxury classic car market, and building an umbrella luxury auto brand. We estimate this larger ecosystem represents an addressable market of $15 billion covering manufacturing, storage, brokerage and financial services. We believe that by filling the factory, building out our product base, and leveraging our respected brand, ECD will be able to build on our current leadership in the resto-mod industry to become the trusted luxury auto partner for discerning customers.”

Financial Results

During the year ended December 31, 2023, overall revenue totaled $15.1 million, or an increase of 22.5%, compared to $12.3 million in the previous year. The increase was primarily due to an increase in average selling price per vehicle by $25,075 and increased production due to efficiency improvements.

Gross profit increase to $4.3 million or 28% of revenue compared to $1.7 million, or 14% or revenue in 2022.

Operating expenses increased to $5.8 million in 2023 compared to $3.6 million in 2022. The increase in operating expenses was primarily due to the increase in general and administrative expenses related to the Company’s growth and expansion of operations as well as costs related to being a public company.

Operating income improved to $(1.6) million in 2023 from $(1.9) million in 2022. The increase was primarily due to improved gross margins due to a decrease in per truck material costs, and efficiencies in the build process.

Net loss for 2023 was ($1.6) million compared to a net loss of ($1.4) million in 2022. Earnings per diluted share were $(0.09) in 2023 compared to $(0,06) in 2022. The change in net income was primarily the result of interest expense affiliated with a letter of credit and convertible note.

Adjusted EBITDA, shown in tables below, increased to $1.1 million in 2023 from a loss of $(1.3) million in 2022.

Cash and equivalents on December 31, 2023 were $8.1 million, compared to $3.5 million on December 31, 2022. Additionally, the company had $10.7 million convertible notes in long-term liabilities at year end.

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About Non-GAAP Financial Measures

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used to evaluate companies on the basis of operating performance and leverage.

EBITDA is not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading “Reconciliation of Net Income (loss) from Operations to EBITDA” in the financial tables included in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “attempting,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

Investor Relations

Brian M. Prenoveau, CFA
MZ Group – MZ North America
SURG@mzgroup.us
561 489 5315

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2023	2022
		As Restated

Revenue, net	$15,123,596	$12,343,745
Cost of goods sold (exclusive of depreciation and amortization expense shown below)	10,874,358	10,648,868
Gross profit	4,249,238	1,694,877

Operating expenses
Sales and marketing expenses	487,586	299,388
General and administrative expenses	5,240,230	3,285,140
Depreciation and amortization expenses	156,962	72,303
Total operating expenses	5,884,778	3,656,831

Loss from operations	(1,635,006)	(1,961,954)

Other (expense) income
Interest expense	(653,429)	(19,000)
Loss on sale of asset	-	(56,454)
Resale commissions income	86,370	539,659
Other income, net	85,142	38,699
Total other (expense) income, net	(481,917)	502,904
Loss before income tax benefit	(2,117,457)	(1,459,050)
Income tax benefit	515,444	-

Net Loss	$(1,602,013)	$(1,459,050)

Net loss per common share, basic and diluted	$(0.09)	$(0.06)
Weighted average number of common shares outstanding, basic and diluted	24,875,667	24,000,000

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
		As Restated
ASSETS
Current assets
Cash and cash equivalents	$8,134,211	$3,514,882
Inventories	11,799,304	6,065,612
Other receivable	-	209,810
Prepaid and other current assets	34,006	68,419
Total current assets	19,967,521	9,858,723

Property and equipment, net	968,677	570,824
Right-to-use asset	3,763,294	3,896,608
Deferred tax asset	515,444	-
Deposit	77,686	75,986
TOTAL ASSETS	$25,292,622	$14,402,141

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$768,812	$486,816
Accrued expenses	687,000	193,424
Deferred Revenue	17,596,512	14,166,030
Lease liability, current	314,903	203,123
Other payable	1,533,815	362,234
Total current liabilities	20,901,038	15,411,627

Loan payable	-	500,000
Lease liability, non-current	3,727,182	3,889,658
Convertible note	10,683,452	-
Total Liabilities	35,311,672	19,801,285

Redeemable preferred stock, $0.0001 par value, 20,000,000 authorized shares; 25,000 shares issued and outstanding as of December 31, 2023 and no shares issued and outstanding as of December 31, 2022	3	-

Stockholders’ deficit
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 31,874,662 shares and 24,000,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3,187	2,400
Additional paid-in capital	-	2,474
Accumulated deficit	(10,022,240)	(5,404,018)
Total Stockholders’ Deficit	(10,019,053)	(5,399,144)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$25,292,622	$14,402,141

Adjusted EBITDA - Reconciliation of Net Income (loss) to

	For the year ended December 31,
	2023	2022
Net loss	$(1,601,479)	$(1,459,584)
Excluding:
Interest expense, net	653,429	19,000
Income tax (benefit) expense	515,444
Other income, net	85,142	38,699
Depreciation and amortization	156,962	72,303
Transaction costs	1,285,000
Adjusted EBITDA	1,094,498	(1,329,582)